1ST QUARTER 2016

HOMELAND ENERGY SOLUTIONS NEWSLETTER

MARCH 2016

INSIDE THIS ISSUE:

MEET OUR NEW CEO AND PRESIDENT

Homeland Energy would like to introduce our new CEO and President, James Broghammer. James came to Homeland in December 2015 on a part-time contracted basis. James also shares his time working at Pine Lake Corn Processors as CEO, an ethanol plant in Steamboat Rock and serves as a director with Ace Ethanol and Fox River Valley Ethanol along with being a board of director with the Iowa River Railroad.



James' experience and expertise in the ethanol industry will benefit Homeland. He has a strong "big picture" understanding of market conditions and the effect on the company's P&L (profit and loss). Welcome to the team!

ETHANOL PRODUCTION 101—PART 4

In an effort to give our shareholders insight into how ethanol is made at Homeland, we are putting together a four part series describing the process. The focus of Part 1 was Corn, Grain Receiving, Grain Storage, and Grain Cleaning/Milling. Part 2, the focus was Slurry, Liquefaction, and Fermentation. Part 3 focused on how we take the alcohol that is produced in the Fermenters and produce fuel grade ethanol. In this final article, we will focus on the Dried Distillers Grains with Solubles (DDGS) Production Process.

Beer Column – As discussed in Part 3, the primary purpose of the Beer Column is to separate the ethanol from the water and solids in the beer stream. The water and solids exit the bottom of the beer column and will eventually be turned into DDGS. This stream, called whole stillage, is sent to a surge tank before being processed in decanter type centrifuges.

Decanter Centrifuges - The whole stillage is sent to any one of our 6 decanter centrifuges (two sets of 3 each) and is separated into a primarily liquid stream call thin stillage and a primarily solids stream called wet cake. The wet cake, which still contains approximately 65% moisture, is conveyed over to our DDGS drying system to remove the majority of the remaining moisture. A little under half of the thin stillage stream is recycled back to the front of the process to be mixed with other recycled waters and flour to make our slurry as discussed in Part 2. This recycled stream is called "backset" and makes up approximately 50% of the water used to make the slurry. The remaining thin stillage that is not used as backset is sent to our evaporators.

Evaporators - Our evaporator system consists of a train/series of 8 vessels and in each one additional water is evaporated from the thin stillage stream using various heat or energy sources. The water that is evaporated gets condensed and is recycled, similar to the backset, to the slurry system on the front end of the plant. The thin stillage comes into the evaporator train at approximately 8% solids. The material coming out of Evaporator #6, which is typically in the 25% – 28% solids range, is

ETHANOL PRODUCTION 101 continued on Page 5

STAN'S THOUGHTS

It has been a difficult first quarter of the year for all of us dealing in commodities. Whether a farmer dealing with cheap corn and soybean prices or a commodity manager at an ethanol plant dealing with low ethanol prices, low corn prices, and crush margins at breakeven to negative margins. During this quarter, the main driver (in my opinion) crude oil dropped to recent lows and most commodities we deal with, went lower or at least stayed very low

Back to back crush margins for much of the ethanol industry were negative to slightly positive during this first quarter. I am very thankful for an efficient, well run plant, and a great group of experienced co-workers here at Homeland. Most recently, crude oil prices have recovered some along with gasoline prices. I am certain you all have seen that at the gas pumps. Doesn't take them long to raise gas pump prices does it? We have not seen the rise in our ethanol price and/or in the price of corn as of yet. Will we?

As far as the ethanol price, hopes are that the increased gasoline demand from more miles driven this summer will turn prices around. At least there is room for some improvement when looking at the difference in what I am being paid for ethanol and the price of gasoline. We do have a huge supply of ethanol on hand which will take time to reduce, so improvement may be slow to come.

What about corn? There continues to be many factors keeping pressure on corn prices. A large carry out here in the U.S. along with China and South America, weather is good, poor cattle and hog prices, poor crush margins in ethanol, are some of the factors along with others. There just doesn't seem to be much good news for corn prices at the time of this writing. One thing some are discussing, is that they believe the chances for a hot dry summer are higher than normal this year. This could bring about less than normal yields and better prices. We really can't predict Mother Nature, and I for one, am not hoping for that, but a temporary short term scare might help prices at least temporarily.

One thing we can all be certain of. Commodity markets will change and are affected by world - wide events. We all need to continue to be aware of that. In closing, I hope we can discuss better corn prices, better ethanol prices, along with better crush margins in our next newsletter. Talk then.

Stan Wubbena, Commodity & Risk Manager

"I am very thankful for an efficient, well run plant, and a great group of experienced co-workers here at Homeland."

- Stan

LEGAL PROCEEDINGS UPDATE IN RETTERATH CASES

Since August 2013, Homeland has been involved in two lawsuits, in Iowa and Florida, with Steve Retterath related to a membership unit repurchase agreement which was executed by Mr. Retterath and Homeland in June 2013. Homeland filed a breach of contract lawsuit in August 2013 in Iowa State Court demanding that Steve Retterath fulfill his obligations pursuant to the agreement. In March 2015, Homeland filed a motion for summary judgment asking the Iowa State Court to rule that the contract was valid without approval from Homeland's members. Mr. Retterath along with his son and daughter-in-law filed competing motions for summary judgment arguing that the membership unit repurchase agreement was invalid and that it required approval of Homeland's members. On July 31, 2015, the Iowa State Court held a hearing on the competing motions for summary judgment in this case.

On October 16, 2015, the Iowa State Court granted Homeland's motion for summary judgment and denied the summary judgment motions filed by Mr. Retterath and his son and daughter-in-law. The court's ruling found that no member vote was required to approve the membership unit repurchase agreement. The claims of Mr. Retterath's son and daughter-in-law were dismissed in their entirety. Following the court's ruling, Mr. Retterath filed a motion asking the Iowa State Court to clarify certain aspects of its ruling. This motion was granted and the Iowa State Court clarified that Mr. Retterath can continue to pursue his affirmative defenses in the case. Mr. Retterath filed a motion requesting interlocutory appeal of the summary judgment ruling. Mr. Retterath's request for an interlocutory appeal was denied. As a result, the parties are conducting discovery in the lawsuit related to Mr. Retterath's affirmative defenses and a trial has been scheduled for January 17, 2017 in Polk County Iowa.

In the Florida lawsuit, Homeland and the various other defendants involved in the lawsuit filed motions to dismiss Mr. Retterath's claims. These motions to dismiss were filed in May 2015. After several delays, Mr. Retterath filed his responses to one of these motions to dismiss, relating to venue, in January 2016. The Florida court scheduled a hearing for this motion on May 12, 2016.

Additional information regarding the lawsuits may be accessed by reviewing the court files captioned as Steve J Retterath v. Homeland Energy Solutions, LLC et al., Case No. 4:14-cv-00158 in the United States District Court for the Southern District of Iowa, Steve J. Retterath v. Homeland Energy Solutions, LLC et al., Case No. 502013CA012318XXXXMB AJ, Fifteenth Judicial Circuit in and for Palm Beach County, Florida, and Homeland Energy Solutions, LLC v. Steven J. Retterath, Case No. EQCE074886 in the Iowa District Court for Polk County, Iowa.

HOMELAND ENERGY SOLUTIONS FINANCIALS — Q4 2015

Bolstered by record production and sales, both in excess of 146 million gallons, Homeland Energy Solutions, LLC was able to overcome diminished margins and record a net profit of $24.5 million, or $379.51 per outstanding share, for the 2015 fiscal year.

Homeland was also able to distribute nearly $23.4 million, or $362 per share, back to its shareholders in 2015. Total distributions from inception through the end of 2015 are now equal to $1,391 per share.

Please see a summary of the company's previous 12 months' financial performance below. A more detailed version of the financial results is currently available on the HES or SEC website.

Dave Finke,
Chief Financial Officer

BALANCE SHEET					
		12/31/15	09/31/15	06/30/15	03/31/15
Current Assets	$	76,603,773	80,155,970	75,956,222	66,643,056
Property & Equipment		105,720,228	105,261,365	104,694,463	105,158,408
Other Assets		4,668,228	4,648,838	4,603,930	4,582,587
Total Assets		186,992,229	190,066,173	185,254,615	176,384,051
Current Liabilities	$	37,661,346	36,117,888	36,043,897	35,518,634
Long-term Liabilities		350,059	240,869	240,869	240,869
Total Members' Equity		148,980,824	153,707,416	148,969,849	140,624,548
Total Liabilities & Equity		186,992,229	190,066,173	185,254,615	176,384,051
Book Value – 64,585 Outstanding Membership Units		2,306	2,380	2,307	2,177
Book Value – 90,445 Outstanding Membership Units		1,647	1,699	1,647	1,554

INCOME STATEMENT					
3 Months Ended		12/31/15	09/30/15	06/30/15	03/31/15
Revenue	$	68,245,557	67,305,574	72,749,789	61,670,033
Cost of Goods Sold		62,258,305	58,081,849	63,524,613	58,763,786
Operating Expenses		961,574	787,789	925,185	944,273
Operating Income		5,025,678	8,435,936	8,299,991	1,961,974
Other Income (Loss)		(64,520)	176,731	45,310	630,183
Net Income		4,961,158	8,612,667	8,345,301	2,592,157
Net Income Per Unit	$	76.82	133.35	129.21	40.14

Plan to attend Homeland's 2016 annual meeting:

Date & Time:

Tuesday, April 5th

Registration and lunch at noon; meeting at 12:30 pm

Location:

Fredericksburg Community Center,
151 W Main St,
Fredericksburg, IA

If you are unable to attend, proxy cards should be returned to Homeland by 5 pm, Monday April 4th to register your votes on directors.

CAPITAL PROJECT UPDATES

Construction began on two additional Fermenters on March 7th. The $4M project is scheduled to be completed in August.







3 DIRECTOR SEATS TO BE FILLED

At Homeland Energy Solution's annual meeting, April 5th, members will vote to elect directors to three seats on the company's board. There are four nominees for the three positions. Nominees are:

Nick Bowdish: Mr. Bowdish has been the President of N Bowdish Company, LLC since 2013 where he advises agri-business companies on matters related to increasing profitability and project development. Through N Bowdish Company, LLC, he serves as the interim President and CEO of Siouxland Ethanol in Jackson, Nebraska. From 2012 until 2015, he was the General Manager of Platinum Grain, LLC, a three-million-bushel grain elevator in Anthon, Iowa. From 2008 until 2013, he was the General Manager of Platinum Ethanol, LLC, located in Arthur, Iowa. From 2007 until 2008, he worked in project development for Fagen, Inc. Within the last five years, Mr. Bowdish served on the board of directors of Heron Lake BioEnergy, a publicly reporting company. Mr. Bowdish currently serves on the board of directors of Badger State Ethanol, LLC, a private company and has previously served on the board of directors of Western Wisconsin Energy, LLC, Platinum Ethanol, LLC, and Ethanol Europe Renewables Limited.

Patrick Boyle, incumbent: Mr. Boyle has served as a director since our inception and previously served as President and CEO, and as our Vice-President of Project Development until the ethanol plant was built. Mr. Boyle currently serves on the audit committee. In addition to his service to the Company, Mr. Boyle has served as the Business Development Manager for Hawkeye REC, a local utility company from 2000 to the present. In the past he has been a consultant with the U.S. Foreign Aid Department in Russia organizing, structuring and forming agricultural cooperatives and free enterprise entities after the breakup of the collective farm system. Mr. Boyle serves on many local and state boards, including as a board member of the Renewable Fuels Association representing the Company.

Chad Kuhlers, incumbent: Mr. Kuhlers has served as a director of the Company since our inception and currently serves on the risk management committee. In addition, Mr. Kuhlers served as our Plant Manager/ Chief Operating Officer under the Management Services Agreement with Golden Grain Energy, LLC from December 2008 until our 2011 fiscal year when the Company assumed these responsibilities. He has also been the Plant Manager/Chief Operating Officer for Golden Grain Energy, LLC since 2004. Prior to his employment with Golden Grain Energy, Mr. Kuhlers was the Operations Manager for the Koch Hydrocarbon's Medford, Oklahoma Fractionator from 1994 until 2004. He has also been employed as a Project Engineer for Koch Refining Company in Corpus Christi, Texas. Mr. Kuhlers sits on the board of directors of CEK Investments, Inc., a private company and Guardian Energy, LLC, a private company.

Robert Savre: Mr. Savre is the Community President at the New Hampton branch of First Citizens Bank and has been employed there since 1988. He has managed both the Alta Vista & New Hampton locations (the Alta Vista office closed a year ago), and primarily focuses on commercial and agricultural lending. He is also a local farmer who sells corn to the company. Mr. Savre currently serves as the President of the Trinity Lutheran Church in New Hampton, board member of the Alta Vista Express convenience store, was an EMT for many years for the Chickasaw Ambulance Service, and previously served 9 years on the Mercy Medical Community Board in New Hampton.

EMPLOYEE SPOTLIGHT — BERNIE HUEGEL SEMI-RETIRES

Bernie Huegel is Homeland's second employee to retire. Bernie has been with the company from day one (February 2009) as our Groundskeeper. Prior, Bernie was contracted by Homeland as the night's watch-guard while the plant was being constructed. Bernie plans to stay on at Homeland on a part-time basis.

Bernie has been married to his wife Jane for 45 years and have one daughter, Amy and two sons, Casey and Matt.

When Bernie has free time, he likes to play cards. Bernie says, "The old saying is an old man's hobbies are work!" With Bernie's retirement, he plans on doing some traveling and spending more time attending family activities.

Before coming to Homeland, Bernie was in sales for 25 years. Bernie said, "I have enjoyed working for Homeland."

We wish Bernie well as he enjoys his retirement.



ETHANOL PRODUCTION 101—PART 4 (CONT.)

sent thru one of three stack disc centrifuges where 9 – 10 gpm of corn oil is removed. This oil is then stored and loaded onto tank trucks for use as animal feed or a feedstock for biodiesel. The "de-oiled" stream is then sent back to Evaporator #7 for further water removal in the last two vessels. The stream that exits Evaporator #8, is in the 41% - 43% solids range and is called "syrup". The syrup is sent to our dryers to be combined with the wet cake and ultimately become part of the DDGS product.

DDGS Drying System – Our DDGS Drying system consists of two sets of 2 dryers for a total of four. All 4 dryers are gas fired and run on average 1000°F in the combustion chamber and 225°F out the back. The wet cake from a set of 3 centrifuges is conveyed to the first dryer in series where the 65% moisture cake it dried down to 35% - 40% moisture cake. This cake is then combined with ½ of the syrup from the evaporators and dried down to a 10% moisture DDGS product. The same thing happens in the other three centrifuges and two dryers. The DDGS product is then cooled, stored, and loaded into either trucks or hopper cars for animal feed all around the world. On average, Homeland will produce 1150 ton of DDGS product every day. In 2015, 80% of our DDGS was exported.

Thermal Oxidizers - The vapor exhausts off the dryers contain primarily air and water but do have trace amounts of volatile organic compounds (VOCs). Due to these VOCs, the DNR requires us to send the exhaust to a Thermal Oxidizers (TO) where they are destroyed by combustion. Each set of Dryers exhaust to its own TO. Like the Dryers the TOs are also gas fired but operate at a much higher temperature, 1500 F, to assure complete combustion. This very hot air then passes across/around a series for tubes with water flowing in them to produce the steam needed for the plant and also conserve energy required to run the plant. The section that produces the steam is called the Heat Recovery Steam Generator or HRSG. The exhaust out of stack contains 50% moisture (water vapor) and is 350°F. When the outside air temperature is cool enough (less than 50°F), a small portion of this water vapor is condensed forming steam or "clouds" coming out the top of the stack. This is not smoke as demonstrated by the fact that if the ambient air temperature is high enough (greater than 50°F) nothing is visible coming out the top because it is too warm for the water vapor to condense.

This concludes Part 4 and our series on the ethanol production processes at Homeland. Hopefully you found this information useful and if you ever have any questions or would like to have a tour of the facility, feel free to contact us.

Kevin Howes, Plant Manager

2779 IA Hwy 24
Lawler, IA 52154
Phone: 563-238-5555
Fax: 563-238-5557
E-mail: info@etoh.us

Homeland Energy Solutions

ETHANOL—DRIVING AMERICA'S ENERGY FUTURE

If you would like to receive future newsletters by email instead of mail, please send your email address to kbalk@etoh.us. Thanks.

MORE CAPITAL PROJECTS...



Work has begun on a 180' spur extension to be completed in April which will improve rail car logistics at the plant.

